Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Performance Plus Municipal Fund, Inc.
33-31376, 811-05930

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, at this meeting shareholders were asked to vote on a new Investment
Management Agreement.

Voting results for the new investment management agreement are as follows:

<c>To approve a new investment management agreement
 <c>Common and MuniPreferred shares voting together as a class
   For
               6,728,775
   Against
                  364,258
   Abstain
                  256,572
   Broker Non-Votes
               1,726,045
      Total
               9,075,650


Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950137-07- 012834.